OMB APPROVAL

OMB Number: 3235-0060
Expires: March 31,
Estimated average burden
Hours per response 28.0

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 10, 2006

BANCSHARES OF FLORIDA, INC.

(Exact name of registrant as specified in its charter)

Florida	333-74997	59-3535315

(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1185 Immokalee Road, Naples, Florida	34110

(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (239) 254-2100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

Bancshares of Florida, Inc., a multi-bank holding company based in Naples, Florida, announced today the pricing of its public offering of 2,500,000 shares of common stock at a price of $21.50 per share. In addition, the Company granted the underwriters a 30-day over-allotment option to purchase up to an additional 375,000 shares, at the offering price less the underwriting discount.  All of the shares sold in the offering will be newly issued by the Company and represent new financing.

Bancshares of Florida, Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”), for the offering to which this press release relates. Before you invest, you should read the prospectus in that registration statement and any other documents relating to this offering that Bancshares of Florida, Inc. has filed with the SEC for more complete information about Bancshares of Florida, Inc. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Bancshares of Florida, Inc. and any underwriter participating in this offering will arrange to send you the prospectus and this free writing prospectus if you so request by calling 239-254-2100.

A copy of this press release is furnished as Exhibit 99.1

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being furnished with this Report:

99.1	Press Release (solely furnished and not filed for purposes of Item 9.01).

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bancshares of Florida, Inc.
(Registrant)

Date:	May 10, 2006
/s/ Tracy L. Keegan

Tracy L. Keegan
Executive Vice President and Chief Financial Officer